Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 18, 2008	File No. 64065.000025

Board of Directors
New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York 10019

New York Mortgage Trust, Inc. Registration Statement on Form S-3
1,000,000 Shares of Series A Cumulative Convertible Redeemable Preferred Stock and 2,500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale, from time to time, of up to 1,000,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock of the Company, par value $.01 per share (the “Preferred Shares”), and up to 2,500,000 shares of common stock of the Company, par value $.01 per share, which are issuable upon conversion of the Preferred Shares (the “Common Shares” and, together with the Preferred Shares, the “Shares”), by the selling stockholders named under the section heading “Selling Stockholders” in the Registration Statement, as it may be amended from time to time. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(i)    the Registration Statement;

(ii)    the Articles of Amendment and Restatement of the Company, as amended and supplemented, including Articles Supplementary relating to the Preferred Shares, as certified as of the date hereof by certain officers of the Company (the “Charter”);

(iii)    the Company’s Bylaws, as amended, as certified as of the date hereof by certain officers of the Company;

Board of Trustees
New York Mortgage Trust, Inc.
June 18, 2008

(iv)    resolutions and actions by unanimous written consent of the Board of Directors of the Company (the “Resolutions”) dated November 30, 2007, January 3, 2008 and January 18, 2008, relating to, among other matters, the sale and issuance of the Preferred Shares, the issuance of the Common Shares upon conversion of the Preferred Shares and the execution, delivery and performance of the Purchase Agreement (as defined below), as certified by certain officers of the Company on the date hereof;

(v)    an executed copy of the Purchase Agreement dated November 30, 2007 (the “Purchase Agreement”), as amended by Amendment No.’s 1 through 5, between the Company and the purchasers set forth on Schedule A thereto;

(vi)    a certificate of good standing with respect to the Company issued by the Department of Assessment and Taxation of the State of Maryland (“SDAT”) on June 17, 2008; and

(vii)    a certificate executed by certain officers of the Company, dated as of the date hereof.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof and (vi) the Shares will not be issued or transferred in violation of Article VII of the Charter. As to factual matters, we have relied upon certificates of certain officers of the Company and upon certificates of public officials.

We do not purport to express an opinion on any laws other than those of the Maryland General Corporation Law.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The Preferred Shares have been validly issued and are fully paid and non-assessable.

Board of Trustees
New York Mortgage Trust, Inc.
June 18, 2008

3.    The Common Shares, when issued and delivered by the Company upon conversion of the Preferred Shares in accordance with the Charter and the Resolutions, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. Our opinion in paragraph 1 above is based solely on a certificate of the SDAT dated June 17, 2008. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP